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EXHIBIT 10(f)

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 29th day of November, 2000, by and between Minntech Corporation, a Minnesota corporation, with its principal executive office at Plymouth, Minnesota (the "Company"), and R. James Danehy, a resident of Libertyville, Illinois (the "Executive").

    WHEREAS, the Executive is experienced in managing significant business enterprises; and

    WHEREAS, the Company wishes to secure the Executive's services as President and Chief Executive Officer of the Company under the terms and conditions hereof; and

    WHEREAS, the Executive wishes to provide such services to the Company; and

    WHEREAS, at the same time he executes this Agreement, the Executive also shall enter into a separate Management Agreement with the Company (the "Management Agreement"), which shall govern the parties' rights in the event of a Change in Control (as defined in the Management Agreement);

    NOW THEREFORE, in consideration of the foregoing and the other covenants and agreements stated herein, the Executive and the Company hereby agree as follows:

1.  Period of Employment

    The Company shall employ the Executive as, and the Executive shall serve the Company as, President and Chief Executive Officer during the period commencing on November 29, 2000 and ending on December 31, 2001 (the "Employment Period"), unless the Executive's employment hereunder terminates earlier in accordance with Section 5 hereof. Commencing on January 1, 2002, and on each January 1 thereafter, the Employment Period shall be extended automatically for one additional year (also referred to herein as the "Employment Period"), unless not later than the October 31st preceding any such automatic extension, the Company shall give the Executive written notice that it elects not to so extend the Employment Period.

2.  Duties and Responsibilities of the Executive

    At its first regular meeting after the Executive and the Company execute this Agreement, the Board of Directors of the Company (the "Board") shall appoint the Executive as President and Chief Executive Officer of the Company and shall elect the Executive as a member of the Board. As President and Chief Executive Officer, the Executive shall have all duties and responsibilities customarily associated with the offices of president and chief executive officer of a significant business enterprise, shall have primary management and operational responsibility for the Company, including without limitation, its overall strategic direction, and shall perform such other duties consistent with the offices of President and Chief Executive Officer of the Company as may be specified from time to time by the Board, to whom the Executive shall report. During the Employment Period, the Executive shall devote full time to the Executive's duties and responsibilities hereunder, and he shall not engage in other employment or in other business activities; provided, however, that the Executive (i) may make appropriate and reasonable personal investments, and (ii) may provide services of up to five business days per year to JDMD Company, LLC with respect to its real estate development known as Quarry Estates, Carlyle, Illinois. Within ten days after he commences his employment with the Company, the Executive shall advise the Board in writing of any boards of directors of business corporations or non-profit organizations on which he serves and of any other outside obligations that he has that could affect the amount of time he has to devote to his duties and responsibilities hereunder.

3.  Compensation

    (a)  Base Salary.  While the Executive is employed by the Company hereunder, the Company shall pay to the Executive a base salary ("Base Salary") of $360,000.00 per year. The Company shall pay the

Executive's Base Salary to him in accordance with the Company's standard payroll practices as in effect from time to time.

    (b)  Annual Bonus Awards.  While the Executive is employed by the Company hereunder, the Executive shall be entitled to receive annual bonus awards paid by the Company. Beginning with the fiscal year that commences on April 1, 2001 and for each complete fiscal year thereafter during which the Executive is employed by the Company hereunder, the Company shall pay to the Executive as an annual bonus (the "Bonus Award") an amount that shall be a percentage of the Executive's Base Salary at the end of each such fiscal year determined according to the following table:

Percentage	Fiscal Year End

0% to 20%	March 31, 2002
0% to 30%	March 31, 2003
0% to 40%	March 31, 2004
0% to 50%	March 31, 2005

The amount of the Executive's annual Bonus Award shall be determined by the Board in its sole and absolute discretion within the percentages set forth above pursuant to criteria established by the Board and shall be based on both (i) the financial performance achieved by the Company during the applicable fiscal year as measured by either the Company's attainment of its business plan goals or other standards as established by the Board in its sole and absolute discretion after consultation with the Executive before such fiscal year, and (ii) the Executive's attainment of his personal objectives as established by the Board in its sole and absolute discretion after consultation with the Executive before such fiscal year. The Board shall make its determination of the amount of the Executive's annual Bonus Award, if any, within 30 days following the end of each fiscal year, which Bonus Award shall be paid to the Executive within 60 days following the end of such fiscal year.

    (c)  Stock Options.  The Board shall, effective as of its first regular meeting after the Executive and the Company execute this Agreement or promptly thereafter, grant to the Executive a non-qualified option to purchase 333,964 shares of common stock of the Company at a price per share equal to the closing sales price of a share of common stock of the Company on the Nasdaq National Market on the trading day immediately preceding the date on which the Board grants such option. Such option shall be granted pursuant to the terms of a Non-Qualified Stock Option Agreement (the "Option Agreement"), a copy of which is attached hereto as Exhibit 1, and, to the extent provided in the Option Agreement, shall be exercisable by the Executive in three installments as follows: 111,321 shares on the first anniversary of the Option Date (as defined in the Option Agreement), 111,321 shares on the second anniversary of the Option Date (as defined in the Option Agreement), and 111,322 shares on the third anniversary of the Option Date (as defined in the Option Agreement). Notwithstanding the foregoing provisions of this Section 3(c) or of the provisions of the Option Agreement, if a Change in Control (as defined in the Management Agreement) occurs on or before the first anniversary of the commencement of Executive's employment with the Company, then the options to be granted to the Executive under this Section 3(c) shall immediately be null and void. Notwithstanding anything to the contrary provided in Section 7 of the Option Agreement, if any Change in Control (as defined in the Management Agreement) occurs other than a Change in Control described in the preceding sentence, then all unvested, unexpired options granted to the Executive pursuant to this Section 3(c) shall immediately vest and become exercisable. If the Executive's employment with the Company terminates for any other reason, then the exercisability of the options granted to him pursuant to this Section 3(c) shall be determined by the provisions of the Option Agreement.

    (d)  Transaction Bonus.  If a Change in Control (as defined in the Management Agreement) occurs on or before the first anniversary of the commencement of Executive's employment with the Company, then the Company shall pay to the Executive a bonus, the amount of which shall be determined by the

Board in its sole and absolute discretion (a "Transaction Bonus"). The Transaction Bonus, if any, shall be paid to the Executive in a lump sum on the tenth business day following the closing of such transaction.

4.  Employee Benefits

    (a) While the Executive is employed by the Company hereunder, the Executive shall be entitled to participate in such group insurance plans, including health, dental, life, and disability insurance, and such other employee benefits as are provided from time to time by the Company to its senior executives, in accordance with the provisions of the Company's general employee benefits plans and programs then in effect, to the extent that such provisions are not expressly modified in this Agreement.

    (b) While the Executive is employed by the Company hereunder, the Executive shall be entitled to take four weeks of paid vacation each calendar year commencing on January 1, 2001.

    (c) While the Executive is employed by the Company hereunder, the Company shall provide him for business use a leased automobile with a retail value of not more than $25,000.00 at the inception of the lease. The Company also shall reimburse the Executive on a monthly basis for the reasonable and necessary expenses he incurs to insure, operate, and maintain such leased automobile (the "Executive Automobile Maintenance Expense") promptly after he submits documentation to the Company verifying such expenses.

    (d) While the Executive is employed by the Company hereunder, the Company promptly shall reimburse the Executive for his reasonable and necessary business, travel, and entertainment expenses in accordance with the Company's general expense reimbursement policies and practices in effect from time to time for its senior executives.

    (e) After the Executive and the Company execute this Agreement, the Company shall:

    (i)
    lease a furnished apartment located in the Twin Cities metropolitan area for use by the Executive and pay the costs of the utilities for such apartment, for a period not to exceed 12 months, which leased apartment also shall be available for use by transferring executives of the Company and newly hired executives of the Company as deemed to be appropriate by the Executive;

    (ii)
    until the leased apartment referred to in Section 4(e)(i) is available to the Executive, reimburse the Executive for the reasonable and necessary out-of-pocket expenses that he incurs for temporary accommodations at a residential or suite hotel located in the Twin Cities metropolitan area; and

    (iii)
    provide commercial airline tickets to the Executive and reimburse him for all reasonable and necessary expenses that he incurs while commuting on a weekly basis between Libertyville, Illinois and the Twin Cities metropolitan area, including without limitation, ground transportation and parking, for a period not to exceed 12 months;

provided, however, that after the leased apartment referred to in Section 4(e)(i) is available to the Executive the maximum total cost for the items specified in Section 4(e)(i), Section 4(e)(iii), and the cumulative monthly Executive Automobile Maintenance Expense shall not exceed, on average, $3,500.00 per month, and no dollar limitation shall be applicable prior to the availability of the leased apartment referred to in Section 4(e)(i). The Board shall review the expenditures that the Company is obligated to make pursuant to this Section 4(e) promptly before the first anniversary of the Executive's employment with the Company and shall decide in its sole and absolute discretion whether to continue, modify, or discontinue such expenditures.

5.  Termination

    The Executive's employment with the Company hereunder shall terminate immediately upon:

    (a) receipt by the Company of written notice from the Executive that he is resigning from the Company,

    (b) receipt by the Executive of written notice from the Company that the Company is terminating the Executive's employment,

    (c) the Executive's death or Disability (as defined below), or

    (d) expiration of the Employment Period following a written notice from the Company pursuant to Section 1 hereof.

The date on which the Executive's employment termination occurs shall be the "Termination Date" hereunder.

6.  Payments Upon Termination

    (a) If the Executive's employment hereunder terminates by reason of:

    (i)
    resignation by the Executive or abandonment by the Executive of his employment,

    (ii)
    Termination by the Company For Cause (as defined below), or

    (iii)
    the Executive's death or Disability (as defined below),

then the Company shall pay to the Executive or his beneficiary or his estate, as the case may be, his Base Salary through the Termination Date.

    (b) If the Executive's employment hereunder terminates for one of the following reasons and he is not entitled to any payments pursuant to the Management Agreement:

    (i)
    termination by the Company other than Termination by the Company For Cause,

    (ii)
    termination by the Company other than because of the Executive's Disability (as defined below), or

    (iii)
    expiration of the Employment Period following a written notice from the Company pursuant to Section 1 hereof,

then the Company (A) shall pay to the Executive in 12 equal monthly installments after the Termination Date an amount equal the Executive's Base Salary as of the Termination Date, and (B) shall provide to the Executive continuing health care coverage for the 12-month period commencing on the first day of the month immediately after the month in which the Termination Date occurs, so long as the Executive timely elects continuing health care coverage under COBRA following the Termination Date. The Company either shall make group health insurance available to the Executive on the same basis and on the same terms that such insurance is made available to senior executives of the Company or shall provide him with an individual health insurance policy, provided that the Executive is able to comply with all requirements respecting insurability. So long as the Executive is covered under the Company's group health insurance program, the Company shall pay the same portion of the premium as the Company pays for its senior executives for such coverage, and any portion of the premium for such coverage payable by the Executive shall be paid by him at least monthly on or before the last day of each month during which he is subject to such coverage. So long as the Executive is covered by an individual health insurance policy provided by the Company, he shall pay the Company at least monthly on or before the last day of each month during which he has such coverage the same amount that he last paid to the Company for his portion of the premium for coverage under the Company's group health insurance program, and the Company shall pay the balance of the premium for such individual coverage up to a maximum of $500.00 per month.

    (c) Notwithstanding the foregoing provisions of this Section 6, if the Executive's employment hereunder terminates at the time of, or following, or in connection with, any Change in Control (as defined in the Management Agreement), then the Executive's rights to payments and benefits following his employment termination shall be determined by the terms of the Management Agreement, and he shall not be entitled to receive any payments or benefits as provided in Section 6(b).

    (d) "Termination by the Company For Cause" shall mean the Executive's employment termination for:

    (i)
    a persistent failure by the Executive to perform the duties and responsibilities of his employment hereunder, which failure is willful and deliberate on the Executive's part and is not remedied by him within 30 days after the Executive's receipt of written notice from the Company of such failure;

    (ii)
    an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company;

    (iii)
    unlawful conduct or gross misconduct that is willful and deliberate on the Executive's part and that, in either event, is materially injurious to the reputation or financial interests of the Company;

    (iv)
    the conviction of the Executive of or his entry of a nolo contendre plea to a felony; or

    (v)
    a material breach by the Executive of this Agreement, which breach is not remedied by him within ten days after the Executive's receipt of written notice from the Company of such breach.

    (e) "Disability" shall mean the inability of the Executive to perform the duties and responsibilities of his employment hereunder by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more (or such longer period as provided under the group long-term disability insurance provided to the Executive by the Company while he is employed hereunder). A period of inability shall be "uninterrupted" unless and until the Executive returns to full-time work for a continuous period of at least 30 days.

    (f)  In the event of termination of the Executive's employment hereunder, the sole obligation of the Company shall be its obligation to make the payments called for by Section 6(a), Section 6(b), or Section 6(c) hereof, as the case may be, and the Company shall have no other obligation to the Executive or to his wife, his beneficiary, or his estate, except as otherwise provided by law, under the Management Agreement or the Stock Option Agreement, or, in the event of the Executive's employment termination by reason of the Executive's death or Disability, under any insurance policies then in effect covering the Executive.

    (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by the Executive as the result of his employment by another employer or by retirement benefits after the Termination Date, or otherwise except as specifically provided in or this Section  6.

    (h) Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to make any payments to the Executive under Section 3(d), Section 6(b), or Section 6(c) hereof unless the Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Board, all applicable consideration and rescission periods provided by law shall have expired, and the Executive is in strict compliance with the terms of Section 7(b), Section 7(c), and Section 7(d) hereof.

7.  Certain Covenants of the Executive

    (a) As used in this Section 7, "Company" shall include the Company and each corporation, partnership, and other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50 percent or more of all outstanding equity interests).

    (b) The Executive shall not, directly or indirectly, while the Executive is employed by the Company, or for a period of three years after his Termination Date if the Executive's employment hereunder terminates as a result of one of the reasons set forth in Section 6(a), Section 6(b), or Section 6(c) hereof, own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer, or director for, or acquire or hold any interest in any business enterprise that competes with any business owned or operated by the Company as described in the Company's Form 10-K on file with the Securities and Exchange Commission as of the Executive's Termination Date; provided, however, that nothing herein shall prohibit the Executive from owning not more than one percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange, including the Nasdaq National Market.

    (c) The Executive shall not, directly or indirectly, while the Executive is employed by the Company, or for a period of three years after the Executive's Termination Date:

    (i)
    employ or attempt to employ any director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or otherwise) between the Company and any director, officer, or employee of the Company;

    (ii)
    solicit, request, advise, or induce any individual or business enterprise that, prior to the Termination Date, was a customer, was actively solicited to become a customer, or actively sought to become a customer, or was a supplier or other material business contact of the Company, to cancel, curtail, or otherwise change its relationship with the Company; or

    (iii)
    publicly criticize or disparage in any manner or by any means the Company, its personnel, or any aspect of its management, policies, operations, products, services, or practices.

    (d) The Executive hereby acknowledges that all non-public and/or proprietary information and data of the Company, including without limitation, its trade secrets and its information and data that are related to research and development, product and service formulation, customers, pricing, sales, and financial results (collectively "Confidential Information"), are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence. Except as otherwise approved in writing in advance by the Board, the Executive shall not at any time divulge, furnish, or make accessible any Confidential Information to anyone (other than the Company and its directors and officers).

    (e) The Executive hereby specifically acknowledges that this Section 7 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that any violation of this Section 7 by the Executive shall harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by the Executive of any provision of this Section 7, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining the Executive from committing or continuing to commit such violation. If any provision or application of this Section 7 is held unlawful or unenforceable in any respect, then this Section 7 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

8.  No Violation of Other Agreements

    The Executive hereby represents that neither (i) the Executive's entering into this Agreement nor (ii) the Executive's carrying out the provisions of this Agreement shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

9.  Successors and Assigns

    This Agreement is binding on the Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor. No rights or obligations of the Executive hereunder may be assigned by the Executive to any other person or entity.

10. Separate Representation

    The Executive hereby acknowledges that the Executive has sought and received independent advice from counsel of the Executive's own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

11. Governing Law

    This Agreement shall be construed under and governed by the laws of the State of Minnesota.

12. Severability

    Each section and provision of this Agreement shall be considered severable and any invalidity of any section or provision shall not render invalid or impair to any extent any other section or provision hereof.

13. Withholding of Taxes

    All payments made by the Company to the Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.

14. Notices

    Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice at the address set forth with the signature of such party below or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, on the date postmarked.

15. Resolution of Disputes

    Except for disputes arising under Section 7 hereof, all disputes involving the interpretation, construction, application, or alleged breach of this Agreement or the Management Agreement and all disputes relating to the termination of the Executive's employment with the Company shall be submitted to final and binding arbitration in the Twin Cities metropolitan area. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be shared equally by the Executive and the Company . The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and/or the Management Agreement and relevant federal, state, and local laws, rules, and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or the Management Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement or the Management Agreement. The arbitrator shall have the authority to award attorneys' fees and a costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party's administrative remedies under federal, state, or local law.

16. Miscellaneous

    This Agreement and the Management Agreement contain the entire understandings of the parties with respect to the employment of the Executive by the Company. No provision of this Agreement may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

R. JAMES DANEHY	MINNTECH CORPORATION
By:
R. James Danehy		William Hope Chairman

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